Exhibit 99.1

Energy Focus, Inc. Reports Second Quarter Fiscal Year 2019 Financial Results

-Conference Call to Be Held Today at 11:00 AM ET-

SOLON, Ohio, September 13, 2019 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in advanced LED lighting technologies and solutions, announced financial results for the second quarter of its fiscal year 2019.

Second Quarter 2019 and Recent Highlights:

Corporate Governance:

•	James Tu was appointed Chairman and Chief Executive Officer in April 2019

•	Tod A. Nestor joined the company as President and Chief Financial Officer in July 2019

•	The Company appointed Steve Socolof and Philip Politziner to its board of directors

Financial Results:

•
Net sales of $3.1 million for the second quarter of 2019 were flat compared to the first quarter of 2019 and decreased 40.4% as compared to the second quarter of 2018. The decrease from the second quarter of 2018 was primarily driven by a 56.8% decrease in military sales period over period.

•
At June 30, 2019, we had $2.2 million in cash and cash equivalents, which includes $0.3 million restricted cash held and a total of $3.4 million in debt, including $1.7 million in funding from the issuance of subordinated convertible notes.

•
During the second quarter of 2019, we continued to take additional actions to reduce our operating expenses to be more commensurate with our sales volumes. These actions resulted in additional restructuring charges of $0.1 million for severance and related benefits charges during the second quarter of 2019.

“As previously announced, the new management team focused on and completed our relaunch and cost reduction plans during the second quarter of 2019 in order to economize our operating infrastructure while setting the foundation and culture for our expected renewed growth,” said James Tu, Chairman and CEO of Energy Focus, Inc. “During the quarter, we also began to expand our reenergized sales infrastructure in order to improve our outreach to, and support of, our target customers and channel partners, and we refocused our marketing efforts on educating and conveying the unique value propositions of our industry-leading product reliability and innovation, as the LED lighting industry desperately seeks quality leadership and sustainable standards that we aim to help establish. In addition, our repurposed and strengthened engineering team has been developing breakthrough, commercially impactful LED lighting and controls technologies that we expect to launch by the end of the year.”

“Meanwhile, we have placed a high priority on better managing our inventory levels moving forward to improve our cash flow, margins and inventory turnover. We have consolidated our supply chain to improve our product margins and implemented just-in-time inventory ordering methods without sacrificing delivery timeline and customer service, and we continue to actively pursue process improvement and optimize resource efficiency,” continued Mr. Tu. “Last, but not least, subsequent to the end of the quarter, we announced a $3 million contract extension with a major healthcare provider that has been our customer since 2015 with over 440,000 installed Energy Focus LED lamps in their campuses. Satisfied marquee customers, such as this one, provide clear

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validation of our technological superiority and product reliability, and serve as an important source of referrals for other companies that are seeking high-quality, flicker-free LED solutions for proven energy efficiency, operational savings and health and safety benefits. This contract, along with others in our pipeline, provides us confidence that our relaunch is resonating with existing as well as new customers.”

“While the relaunch initiatives under the new leadership will take time to bear full fruit, we believe our renewed customer-centric go-to-market strategy places us firmly on the path to grow our top-line and improve our bottom-line in the quarters to come,” concluded Mr. Tu.

Second Quarter 2019 Financial Results:

Net sales of $3.1 million for the second quarter of 2019 were flat as compared to the first quarter of 2019 net sales and decreased 40.4% when compared to the second quarter of 2018 net sales of $5.2 million. The decrease is mainly due to a 56.8% decrease in military sales reflecting the timing and fulfillment of U.S. Navy awards period over period. Net sales from commercial products was $2.1 million for the second quarter of 2019, which is flat as compared to the first quarter of 2019 and is a decrease of 28.3% compared to the second quarter of 2018. The decrease from 2018 reflects, first, lower sales from our agency network that we have been consolidating and deemphasizing for sales and marketing efforts since our restructuring in April 2019, and second, fluctuations in the timing, pace and size of commercial projects.

Gross profit (loss) was $(109) thousand, or (3.5)% of net sales, for the second quarter of 2019, including excess and obsolete, and related reserves of $0.5 million that reduced gross profit by 17.3 percentage points. This compares with gross profit of $98 thousand or 3.1% of net sales in the first quarter of 2019 and gross profit of $1.3 million, or 25.1% of net sales in the second quarter of 2018.

Second quarter 2019 operating loss was ($2.1) million, with a net loss of ($2.3) million or $(0.18) per share. This compares to a ($2.8) million operating loss with a net loss of ($2.9) million, or $(0.24) per share, the first quarter of 2019, and an operating and net loss of ($1.8) million or $(0.15) per share, in the second quarter of 2018.
Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of ($2.0) million for each of the second and first quarters of 2019, as compared with ($1.4) million in the second quarter of 2018.

Cash and cash equivalents were $2.2 million as of June 30, 2019, which includes $0.3 million restricted cash held and $1.7 million in borrowings under our $5.0 million revolving credit facility. This compares with $3.9 million at the end of the first quarter of 2019 and $6.3 million, at the end of December 31, 2018, both of which also included $0.3 million of restricted cash held.

Strategic Financing and Leadership Changes
As previously disclosed, on February 21, 2019, pursuant to an agreement entered into with an investor group, which holds a 17.6% ownership position in the Company, that had filed a Schedule 13D with the Securities and Exchange Commission on November 30, 2018, the Company appointed Geraldine McManus and Jennifer Cheng to join the board of directors. On March 29, 2019, the Company closed strategic financing from the 13D investors. The financing provided gross proceeds to the Company of approximately $1.7 million in exchange for subordinated convertible promissory notes that will automatically convert into shares of Series A Preferred Stock at the conversion rate on the first business day following the date that the Company’s stockholders approve the transactions contemplated by the Notes, including (a) the issuance of shares of Common Stock upon conversion of the shares of Series A Preferred Stock in excess of the number of shares of Common Stock permitted by NASDAQ Marketplace Rules, and (b) the increase in the number of authorized and available shares of Series A Preferred Stock pursuant to the Company’s Certificate of Incorporation, as amended.

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In connection with the financing, James Tu joined our board of directors and became Chairman on April 1, 2019 and become our Chief Executive Officer on April 2, 2019.

On May 20, 2019 and August 9, 2019, respectively, the Company appointed Mr. Steve Socolof and Mr. Philip Politziner to join the board of directors, with Mr. Socolof chairing the Compensation Committee as well as serving as member of the Audit Committee and Mr. Politziner serving as a member of the Audit Committee. In addition, effective July 1, 2019, Tod Nestor joined the Company as President, Chief Financial Officer, and Secretary.

Cost Reduction Actions

During the first and second quarters of fiscal 2019, the Company implemented phased actions to reduce costs to minimize cash usage while continuing to pursue strategic alternatives as described above. Reductions have been limited to an initial phase in order to not diminish from the potential value of divestitures under the strategic review, or conflict with potential strategies subsequent to the financing.

Our initial actions included the elimination of certain positions, restructuring of the sales organization and incentive plan, flattening of the senior management team, additional operational streamlining, management compensation reductions, and outsourcing of certain functions including warehousing and marketing. In connection with these actions, we recorded severance and related benefits charges of $0.1 million during the three months ended March 31, 2019 and $0.1 million during the second quarter of 2019. These additional restructuring charges primarily related to severance and related benefits charges as a result of eliminating three positions during the first quarter of 2019 and nine positions during the second quarter of 2019, as well as costs associated with closing our offices in San Jose, California and Taipei, Taiwan in the first and second quarters of 2019.

Earnings Conference Call:

Energy Focus, Inc. will host a conference call and webcast on September 13, 2019 at 11:00 a.m. Eastern Time to review the second quarter 2019 results, followed by a Q & A session. To participate in the call, please dial 877-451-6152 if calling within the United States, or 201-389-0879 if calling internationally, and referencing the conference ID# 13694289.

The conference call will by simultaneously webcast. To listen to the webcast, log on to the webcast at: http://investors.energyfocus.com/events-and-presentations/events at the appointed time. The webcast will be available at this website until September 27, 2019.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual

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results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our need for additional financing in the near term to continue our operations; (ii) our ability to continue as a going concern for a reasonable period of time; (iii) our ability to implement plans to increase sales and control expenses; (iv) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (v) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vi) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities; (vii) our ability to compete effectively against companies with lower cost structures or greater resources, or more rapid development efforts, and new competitors in our target markets; (viii) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (ix) market acceptance of our high quality LED lighting technologies and products; (x) our ability to, remediate our material weakness, maintain effective internal controls and otherwise comply with our obligations as a public company and under Nasdaq listing standards; (xi) our ability to attract and retain qualified personnel, and to do so in a timely manner; (xii) the impact of any type of legal inquiry, claim, or dispute; (xiii) general economic conditions in the United States and in other markets in which we operate or secure products; (xiv) our dependence on military customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xv) our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers; (xvi) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xvii) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xviii) any delays we may encounter in making new products available or fulfilling customer specifications; (xix) any flaws or defects in our products or in the manner in which they are used or installed; (xx) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xxi) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; and (xxii) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade.

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technologies and solutions. As the creator of the first flicker-free LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com
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Media and Investor Contacts:
DGI Comm
212-825-3210
ir@energyfocus.com

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$2,207	$6,335
Trade accounts receivable, less allowances of $71 and $33, respectively	1,805	2,201
Inventories, net	7,667	8,058
Prepaid and other current assets	533	1,094
Total current assets	12,212	17,688

Property and equipment, net	422	610
Operating lease, right-of-use assets	1,541	—
Restructured lease, right-of-use assets	469	—
Other assets	225	194
Total assets	$14,869	$18,492

LIABILITIES
Current liabilities:
Accounts payable	$2,000	$3,606
Accrued liabilities	40	73
Accrued payroll and related benefits	214	435
Accrued severance	73	188
Accrued legal and professional fees	74	160
Accrued sales commissions	115	115
Accrued restructuring	28	156
Accrued warranty reserve	342	258
Deferred revenue	13	30
Operating lease liabilities	531	—
Restructured lease liabilities	357	—
Finance lease liabilities	3	—
Credit line borrowings	1,652	2,219
Convertible notes	1,700	—
Total current liabilities	7,142	7,240

Other liabilities	29	200
Operating lease liabilities	1,210	—
Restructured lease liabilities	331	—
Finance lease liabilities	5	—
Total liabilities	8,717	7,440

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2019 and 2018
Issued and outstanding: no shares in 2019 and 2018	—	—
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2019 and 2018
Issued and outstanding: 12,370,030 at June 30, 2019 and 12,090,695 at December 31, 2018	1	1
Additional paid-in capital	128,774	128,367
Accumulated other comprehensive loss	(3)	(1)
Accumulated deficit	(122,620)	(117,315)
Total stockholders’ equity	6,152	11,052
Total liabilities and stockholders’ equity	$14,869	$18,492

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
Net sales	$3,082	$3,177	$5,172	$6,259	$9,831
Cost of sales	3,191	3,079	3,876	6,270	7,719
Gross profit (loss)	(109)	98	1,296	(11)	2,112

Operating expenses:
Product development	318	526	673	844	1,302
Selling, general, and administrative	1,594	2,241	2,421	3,835	5,068
Restructuring	128	134	3	262	(47)
Total operating expenses	2,040	2,901	3,097	4,941	6,323
Loss from operations	(2,149)	(2,803)	(1,801)	(4,952)	(4,211)

Other expenses (income):
Interest expense	26	43	1	69	2
Other expenses (income)	79	19	2	98	(19)

Net loss	$(2,254)	$(2,865)	$(1,804)	$(5,119)	$(4,194)

Net loss per share - basic and diluted:	$(0.18)	$(0.24)	$(0.15)	$(0.42)	$(0.35)

Weighted average shares used in computing net loss per share:
Basic and diluted	12,336	12,126	11,949	12,231	11,925

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
Cash flows from operating activities:
Net loss	$(2,254)	$(2,865)	$(1,804)	$(5,119)	$(4,194)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	95	105	143	200	294
Stock-based compensation	(20)	543	235	523	430
Provision for doubtful accounts receivable	12	26	11	38	(11)
Provision for slow-moving and obsolete inventories and valuation reserves	533	(836)	78	(303)	(409)
Provision for warranties	5	101	48	106	15
Amortization of loan origination fees	25	20	—	45	—
Loss (gain) on dispositions of property and equipment	16	(1)	4	15	(15)
Changes in operating assets and liabilities:
Accounts receivable	568	(210)	171	358	237
Inventories	50	643	(209)	693	388
Prepaid and other assets	(12)	459	(161)	447	(435)
Accounts payable	(197)	(1,329)	73	(1,526)	1,471
Accrued and other liabilities	(385)	(195)	(132)	(580)	(79)
Deferred revenue	—	(17)	(14)	(17)	8
Total adjustments	690	(691)	247	(1)	1,894
Net cash used in operating activities	(1,564)	(3,556)	(1,557)	(5,120)	(2,300)

Cash flows from investing activities:
Acquisitions of property and equipment	(23)	(5)	—	(28)	(57)
Proceeds from the sale of property and equipment	(1)	1	(4)	—	240
Net cash provided by (used in) investing activities	(24)	(4)	(4)	(28)	183

Cash flows from financing activities:
Proceeds from exercises of stock options and employee stock purchase plan purchases	—	—	21	—	21
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	(5)	(111)	(7)	(116)	(39)
Principal payments under finance lease obligations	—	(1)	—	(1)	—
Proceeds from convertible notes	40	1,660	—	1,700	—
Net repayments on credit line borrowings	(106)	(462)	—	(568)	—
Net cash provided by (used in) financing activities	(71)	1,086	14	1,015	(18)

Effect of exchange rate changes on cash	5	—	(6)	5	(7)

Net decrease in cash and cash equivalents	(1,654)	(2,474)	(1,553)	(4,128)	(2,142)
Cash and cash equivalents at beginning of period	3,861	6,335	10,172	6,335	10,761
Cash and cash equivalents at end of period	$2,207	$3,861	$8,619	$2,207	$8,619

Classification of cash and cash equivalents:
Cash and cash equivalents	1,865	3,519	8,277	1,865	8,277
Restricted cash held	342	342	342	342	342
Cash and cash equivalents at end of period	$2,207	$3,861	$8,619	$2,207	$8,619

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Sales by Products
(In thousands)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
Commercial products	$2,131	$1,983	$2,972	$4,114	$5,177
Military products	951	1,194	2,200	2,145	4,654
Total net sales	$3,082	$3,177	$5,172	$6,259	$9,831

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Non-GAAP Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present operating results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, for the three and six months ended June 30, 2019, and 2018, include adjustments for our restructuring expenses, and for depreciation and stock compensation expenses that do not have a current period impact on cash flow.

We believe that our use of non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess cash flow performance of the operations of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items which do not have a current period cash flow impact. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and board of directors evaluate our operating performance.

These non-GAAP financial measures are not intended to replace U.S. GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies.

	Three months ended			Six months ended
	June 30,	March 31,	June 30	June 30,
	2019	2019	2018	2019	2018
Total operating expenses	$2,040	$2,901	$3,097	$4,941	$6,323
Less: Restructuring	128	134	3	262	(47)
Operating expenses, excluding impairment and restructuring charges	$1,912	$2,767	$3,094	$4,679	$6,370

	Three months ended			Six months ended
	June 30,	March 31,	June 30	June 30,
	2019	2019	2018	2019	2018
Net loss	$(2,254)	$(2,865)	$(1,804)	$(5,119)	$(4,194)
Restructuring expenses	128	134	3	262	(47)
Net loss, excluding impairment and restructuring charges	(2,126)	(2,731)	(1,801)	(4,857)	(4,241)
Interest	26	43	1	69	2
Loan fee amortization	25	20	—	45	—
Depreciation	95	105	143	200	294
Stock-based compensation	(20)	543	235	523	430
Adjusted EBITDA	$(2,000)	$(2,020)	$(1,422)	$(4,020)	$(3,515)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877